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                                                            Exhibit 99.26(d)(57)

IMPLEMENTATION CREDIT POLICY RIDER

                                                           [MINNESOTA LIFE LOGO]

MINNESOTA LIFE INSURANCE COMPANY - A Securian Company
[400 Robert Street North - St. Paul, Minnesota  55101-2098]

GENERAL INFORMATION

This rider is subject to every term, condition, exclusion, limitation and provision of the group policy unless otherwise expressly provided for herein. Coverage under this rider will not be included in any insurance issued under the conversion right section of the group policy.

WHAT DOES THIS RIDER PROVIDE?

This rider provides for an additional benefit to offset the cost of changing your life insurance carrier to Minnesota Life.

WHAT IS THE AMOUNT OF THE IMPLEMENTATION CREDIT?

The implementation credit is in an amount equal to [the lesser of:

   (1) $50,000; or
   (2) the direct or indirect costs you incur in connection with transfer of your insurance coverage to Minnesota Life that are incurred no later than 90 days after the policy effective date. ]

WHEN WILL THE IMPLEMENTATION CREDIT BE PAYABLE?

We will pay the implementation credit after you have submitted to us reasonably detailed documentation evidencing the cost you incurred in connection with the transfer. Such documentation must be sent within [one year] of the policy effective date.

TO WHOM WILL WE PAY THE IMPLEMENTATION CREDIT?

We will pay the implementation credit to you or to an entity you have named to receive it.

TERMINATION

WHEN DOES THIS RIDER TERMINATE?

This rider terminates upon the earlier of:

   (1) the date the group policy to which it is attached terminates; or
   (2) the date requested by you to cancel this rider for your plan.


/s/ Gary R. Christensen                    /s/ Christopher M. Hilger
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Secretary                                                 President]

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